Exhibit 99.2

Mirati Therapeutics Announces Pricing of Public Offering of Common Stock

11/10/2021

SAN DIEGO, Nov. 10, 2021 /PRNewswire/ — Mirati Therapeutics, Inc. (Nasdaq: MRTX), a clinical-stage targeted oncology company, today announced the pricing of an underwritten public offering of 3,448,275 shares of its common stock at a price to the public of $145.00 per share. The aggregate gross proceeds to Mirati from this offering are expected to be approximately $500.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Mirati. The offering is expected to close on or about November 15, 2021, subject to customary closing conditions. Mirati has also granted the underwriters a 30-day option to purchase up to an additional 517,241 shares of common stock in connection with the public offering.

Mirati expects to use the net proceeds from this offering for preparing for the potential U.S. commercial launch of adagrasib in patients with KRAS G12C-mutated advanced non-small cell lung cancer, continued commercial development and manufacturing scale-up of adagrasib, on-going clinical development of adagrasib and sitravatinib, the preclinical and clinical development of MRTX1719 and MRTX1133, the development of other preclinical programs and the expansion of its organizational capabilities, and for working capital.

Goldman Sachs & Co. LLC, SVB Leerink LLC, and Cowen and Company, LLC are acting as book-running managers in the offering.

The shares of common stock described above are being offered pursuant to a shelf registration statement filed by Mirati with the Securities and Exchange Commission (“SEC”) that became automatically effective upon filing. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or from SVB Leerink LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbleerink.com; or from Cowen and Company, LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mirati Therapeutics

Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Mirati is using its scientific expertise to develop novel solutions in two registration-enabling programs: adagrasib (MRTX849), an investigational small molecule, potent and selective KRASG12C inhibitor, as monotherapy and in combination with other agents, and sitravatinib, an investigational spectrum-selective inhibitor of receptor tyrosine kinases in combination with checkpoint inhibitor therapies. Mirati is also advancing its differentiated preclinical portfolio, including MRTX1133, an investigational KRASG12D inhibitor, MRTX1719, an investigational PRMT5 inhibitor, and other oncology discovery programs. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding Mirati’s expectations with respect to the completion and timing of the public offering and its expected use of the net proceeds to Mirati from the offering. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation those associated with market risks and uncertainties, the satisfaction of customary closing conditions for an offering of securities, the possibility of unforeseen capital resources requirements, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the SEC. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations

Temre Johnson

ir@mirati.com

(858) 332-3562

Media Relations

Priyanka Shah

media@mirati.com

(908) 447-6134